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Exhibit 14.1

Sabre Holdings Corporation Corporate Governance Policy

Business Ethics Policy

Table of Contents

Compliance Officer's Message	iii
Overview of the Policy	iv
A Matter to Take Seriously	iv
Disclosure of Amendments and Waivers	v
1. Accurate Books and Records	1
2. Antitrust	2
3. Business Practices	3
4. Confidentiality	4
5. Conflicts of Interest	5
(a) Receiving Gifts and Favors.	5
(b) Giving Gifts and Favors.	6
(c) Accepting Meals and Entertainment.	7
(d) Providing Meals and Entertainment.	7
(e) Outside Compensation.	8
(f) Outside Activities.	8
(g) Family and Personal Relationships.	8
(h) Business Interests.	8
(i) Moonlighting.	8
(j) Serving as an Officer or Director of Another Organization.	9
6. Protecting Corporate Assets	9
7. No Corporate Loans	10
8. Corporate Opportunities	10
9. Copyrighted Software and Materials	10
10. Environmental Laws	11
11. Government Contracting	11
12. Improper Influence on Conduct of Audits	12
13. Insider Trading	13

        If you have questions about, or if you suspect a violation of, the Company's Business Ethics Policy, do not hesitate to contact the Compliance Office (682-605-3998 or compliance.office@sabre-holdings.com) or call the anonymous hotline (1-877-219-3180), which is toll-free for calls within the U.S. Calls may be made at any time, twenty-four hours a day, from both domestic and international locations.

i

14. International Business	14
(a) Antiboycott Laws	15
(b) The Foreign Corrupt Practices Act	15
(c) Foreign Exchange Controls	16
(d) U.S. Economic Sanctions	17
(e) U.S. Export Controls	17
15. Non-Solicitation of Company Personnel	19
16. Pension Fund Blackout Periods	19
17. Public Statements	20
18. Political Contributions	21
19. Record Retention and Disposal	21
20. Workplace Standards	22

        If you have questions, or if you suspect a violation of the Company's Business Ethics Policy, do not hesitate to contact the Compliance Office (682-605-3998 or compliance.office@sabre-holdings.com) or call the anonymous hotline (1-877-219-3180), which is toll-free for calls within the U.S. Calls may be made at any time, twenty-fours hours a day, from both domestic and international locations.

Upholding the Highest Standards for Ethical and Legal Behavior

Compliance Officer's Message

David A. Schwarte Executive Vice President and General Counsel Compliance Officer

        Sabre Holdings Corporation and its subsidiaries (hereafter referred to as the "Company") do business according to the highest ethical and legal standards, complying with both the letter and spirit of the law. The following Business Ethics Policy (the "Policy") will give you information about laws and Company policies essential to meeting those standards and therefore essential to making good business decisions. You should review and always act according to our Policy, and every director, officer, manager and supervisor, at every level, should ensure the people he or she supervises follow it. The Policy applies both in the United States and internationally.

        No business ethics policy can cover every circumstance. The Company therefore relies on you to observe the spirit of our Policy and the highest ethical standards in all your dealings. The best way to comply is to act in a professional and ethical manner at all times and avoid any conduct you would not want reported in your hometown newspaper. It is best to avoid even the appearance of impropriety.

        Where appropriate, the Company's stated policy on a particular matter may be followed by one or more guidelines for behavior. Please note that you are responsible for adhering to the policy as it is stated. The guidelines are to be used as rules of thumb to assist in your understanding and application of the policy.

        Please always feel free to discuss any questions about the Business Ethics Policy or laws affecting the Company with your supervisor, the Compliance Office, or any of the lawyers in the Legal Department.

        We also rely on you to report suspected crimes and violations of Company policy by contacting the Compliance Office of the Legal Department (682-605-3998 or compliance.office@sabre-holdings.com) and it is your duty to do so. The Company also has a toll-free, anonymous hotline (1-877-219-3180—if you're calling from work, remember you must dial 8 or 9 to get an outside line). Calls may be made at any time, twenty-four hours a day, from both domestic and international locations. Thank you for your cooperation.

David A. Schwarte Executive Vice President and General Counsel

Sabre Holdings Corporation

Business Ethics Policy

Overview of the Policy

        This Business Ethics Policy (the "Policy") applies to regular employees (both full time and those on reduced work schedules), temporary employees, provisional employees, officers and directors, and to non-employee contractors (collectively, "Company Personnel") working for any subsidiary or affiliate of Sabre Holdings Corporation. It applies to employees in the United States and to those around the world.

        Company Personnel should at all times adhere to the highest principles of business conduct and act legally and ethically.

        We all must comply with applicable United States federal, state and local laws, and with the laws of other jurisdictions in which we do business. We must make all reasonable efforts to determine what laws apply to our operations.

        The Policy is administered by the Compliance Office. The Company's General Counsel, David A. Schwarte, is the Compliance Officer and the Compliance Office is administered by the Company's Legal Department.

Guidelines for Behavior

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  Conduct all aspects of the Company's business in an ethical and strictly legal manner. Obey the laws of all cities, localities, states, provinces, territories, countries and other jurisdictions where the Company does or seeks to do business.

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  Remember that you are responsible for your actions. You will not be excused for misconduct because it was directed or requested by your supervisor or someone else.

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  Remember that you are responsible for the actions of employees reporting to you and the contractors working on your behalf.

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  Remember that your conduct with customers, suppliers, the public, and other employees and contractors must reflect the highest standards of honesty, integrity, and fairness.

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  Recognize that even the appearance of misconduct or impropriety can be very damaging to the Company's reputation, and act accordingly.

A Matter to Take Seriously

        Violating the Business Ethics Policy will result in disciplinary action up to and including termination. Violating the laws and regulations that underlie the Policy (even if the intent is to benefit the Company) may also result in severe civil and criminal penalties, including significant fines and imprisonment. Company Personnel should ensure that everyone under their supervision complies with the Policy. Officers, managers and supervisors who condone or negligently fail to detect criminal and/or unethical conduct by their subordinates are also subject to disciplinary action up to and including termination.

        The Company encourages, expects, and requires all those working on its behalf to report any suspected violations of laws, regulations, its Business Ethics Policy, and all unethical business practices. Company Personnel may report these matters directly to their supervisors or managers, or to the Compliance Office of the Legal Department (682-605-3998 or compliance.office@sabre-holdings.com).

The Company also has an anonymous hotline (1-877-219-3180), which is toll-free if calling within the U.S. Calls may be made at any time, twenty-four hours a day, from both domestic and international locations.

        The Company will not tolerate retaliation against anyone who in good faith reports suspected violations. Those who engage in retaliation will be subject to disciplinary action up to and including termination.

        The Company also requires full cooperation in all Company investigations. Failure to cooperate will lead to disciplinary action up to and including termination.

Guidelines for Behavior

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  Report any suspected violations of laws, regulations, the Business Ethics Policy, and all unethical business practices.

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  Cooperate fully in all Company investigations.

Disclosure of Amendments and Waivers

        The Company will disclose on the Business Ethics Policy page of its website, within 4 business days, the nature of any amendment (other than technical, administrative or other non-substantive amendments) to, or waiver or implicit waiver from, its Business Ethics Policy for the Company's Executive Officers or Directors (although the Company does not expect any such waivers). Any waiver of the Business Ethics Policy with respect to an Executive Officer or Director may be granted only by the Company's Audit Committee or Board of Directors.

v

Sabre Holdings Corporation

Business Ethics Policy

1.     Accurate Books and Records

        The Company must keep accurate business records. While only a few Company Personnel actually maintain accounting records, many of us help keep the Company's records. For certain businesses, the data from a time record may become the basis for charges to customers. Specific rules apply, and those charging their time must record it accurately. Only the true and actual number of hours worked must be reported. Never shift costs to other customers or inappropriate account numbers.

        Many Company Personnel use business expense accounts. Items expensed must be documented and recorded accurately in the Expense Reporter. If you are not sure whether a potential expense is legitimate, Company Personnel may review the Expense Reporting Guidelines on the Company's internal website.

        Company Personnel should never allow a document or business record to include, or to omit, a date with the intent of creating the inference that the document or record was executed, created, accepted, or transmitted on the Company's behalf at a time other than when that act or event actually occurred. This does not prohibit Company Personnel from including in any document a date, such as an "effective as of" date, that is before or after the actual execution date, so long as the document also clearly shows the actual execution date.

        Company Personnel with accounting and finance responsibilities, and others who keep the Company's official records, have added professional and legal responsibility. You must maintain books, records, accounts and financial statements in a manner that is both accurate and auditable. It is against Company policy to make entries that intentionally conceal or disguise the true nature of any transaction. No funds or accounts should be kept for purposes not fully and accurately disclosed. Unrecorded or "off the books" funds or assets should not be kept for any purpose. The Company's books, records and accounts must reflect all transactions of the Company and all other events that are the subject of a specific regulatory record-keeping requirement.

        You should be aware that falsifying or making a false entry in the Company's books or records, or altering or tampering with such records may violate federal criminal laws and subject the individual offender to fines and/or imprisonment.

        Any person having information or knowledge about any hidden fund or asset, or any false or artificial accounting or other entry in the books or records of the Company, or any inappropriate payment, or who has questions or concerns about questionable accounting or auditing matters, should promptly call the Compliance Office (682-605-3998) or the anonymous hotline (1-877-219-3180).

Guidelines for Behavior

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  When charging time to customers, do so accurately.

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  When submitting expense reports follow the Company's Expense Reporter Guidelines.

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  Company Personnel should never intentionally create the inference that a document or record was executed, created, accepted or transmitted on the Company's behalf at a time other than when that act or event actually occurred.

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  Do not make record entries that conceal or disguise the nature of any transaction.

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  Do not keep unrecorded or off the books funds or assets.

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  Do not falsify, alter or tamper with Company books or records.

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  Report any suspected false, inaccurate, or misleading entries in the Company's books or records.

2.     Antitrust

        Antitrust laws prohibit business practices that interfere with free and open competition among companies. Many business decisions raise potential antitrust issues. Even informal, unwritten, or unspoken business arrangements can violate the law. Violations can involve competitors, suppliers, distributors, or customers, or can result from our own unilateral actions. Because of the complex and evolving nature of antitrust laws, and the severe civil and criminal consequences of violating them, you should check with the Compliance Office (682-605-3998) with questions about whether a commercial practice or communication is appropriate.

        Please be alert to the following:

        Agreements with Competitors.    Antitrust laws generally prohibit agreements or understandings among competitors over competitive matters (such as the prices they set in the marketplace to common customers). An "agreement or understanding" can be written, spoken, or unspoken. Even a wink of the eye or a nod of the head can be enough as long as both parties have agreed. The Company must never enter into any such arrangement. Bear in mind that where competitors act separately on competitive matters, but in a parallel fashion following communications or meetings with one another (such as raising prices by the same amount), a court may infer an illegal agreement.

        Price-Fixing.    Explicit or implicit agreements or understandings between competitors that affect prices they charge may constitute illegal price-fixing.

        Division of Markets or Customers Among Competitors.    Agreements by competitors to divide markets or allocate customers are illegal. Except under some circumstances, it is also unlawful for competitors to agree not to bid on contracts or to coordinate their bids.

        Group Boycotts or Refusals to Deal.    Agreements among companies not to deal with other companies or individuals, or to deal with them only on certain terms, are generally illegal. A company cannot agree with competitors about joint commercial action against any third parties without facing the risk of a boycott claim.

        Resale Price Maintenance.    As a manufacturer or supplier, a company generally cannot set a floor as to the prices at which independent distributors or customers resell its products or services.

        Tie-Ins.    Where a company has market power over a product, it may not condition the sale of the product on the buyer's purchase of a second product from it, or its agreement not to purchase one from another supplier.

        Exclusive Dealing.    In general, a company with market power may not sell its products to distributors or customers on the condition that they not deal in competitors' products, where that arrangement reduces competition or makes its competitors' products less available to prospective buyers.

        Predatory Practices.    It is illegal to acquire or maintain market power through illegitimate or anti-competitive means. A company with a dominant position in the market cannot use "predatory" practices, such as below cost pricing, to try to eliminate existing competitors or discourage new ones.

        Reciprocity Agreements.    Another arrangement that can violate antitrust laws is a "reciprocity agreement." This exists when a company conditions its purchase of goods or services from another company on the latter's purchase of the company's goods or services.

        Penalties.    Successful plaintiffs in antitrust lawsuits can collect up to three times actual damages, attorney fees, and costs. A criminal antitrust violation is a felony. For individuals, a court may impose a criminal fine of up to $350,000.00, a sentence of up to three years in prison, or both. A corporation can be fined up to $10 million.

        Even if a company succeeds in defending an antitrust lawsuit, the expense of such claims can be staggering. Attorney fees can amount to tens of millions of dollars, and the interruption of business can cost millions more. A company can also suffer harmful adverse publicity. Avoiding potential violations of antitrust laws is very important.

Guidelines for Behavior

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  Never communicate or enter into any agreement or understanding—whether formally, informally, or hypothetically—with a competitor regarding a competitive matter. This prohibition includes oral, written, and electronic communication. It also includes discussing pricing, functionality, marketing programs, or services features with competitors except where the matter has been explicitly discussed with and approved in advance by the Compliance Office.

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  Avoid situations that may lead to a potential claim that you violated antitrust laws. Be very careful concerning what topics are discussed if you participate in any industry groups. If you are participating in such a meeting and a prohibited topic arises, leave the discussion or meeting immediately. If minutes are kept of the meeting, they should reflect the fact that you have departed, without stating any reason for your departure. If minutes are not kept of the meeting, write a memo about the meeting and your departure and send it to the Compliance Office. Remember, you must always be alert in your meetings with competitors. Daydreaming in a meeting where prohibited topics are discussed can inadvertently land you in a conspiracy. Your mere presence may imply that you were involved.

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  Do not agree to a boycott of any business.

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  Do not participate with other companies in joint negotiations or joint purchasing agreements for goods or services, unless approved in advance by the Compliance Office.

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  Do not enter into any tie-in agreements that require our customers to accept unwanted goods or services unless approved in advance by the Compliance Office.

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  Do not enter into any reciprocity agreements that condition the Company's purchase of a supplier's goods and services upon the supplier's purchase of the Company's goods or services, unless approved in advance by the Compliance Office.

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  Do not require customers or suppliers to avoid dealing with any of the Company's competitors as a condition for obtaining any particular goods or services from the Company or doing business with the Company, unless approved by the Compliance Office.

3.     Business Practices

        Ethical Behavior.    You are expected to be fair, honest, and forthright in every dealing with customers, suppliers, and others. Every Company business transaction should comply with both the letter and spirit of the law.

        Contracts.    To ensure that the Company meets its contractual commitments, it is important that you know, understand, and comply with the terms of the agreements in which you are involved. While it is often difficult to predict the evolution of our technologies, it is important to develop the best possible understanding of our technologies and be sure to promise only what we will be able to deliver.

        Advertising.    The Company's advertising must be fair and honest. In making claims about the Company's products, or comparing our products to those of competitors, you must be sure to make statements that are accurate, objective, and verifiable.

Guidelines for Behavior

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  Be fair and honest in all your dealings with those inside and outside the Company.

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  Know, understand, and comply with the terms of the Company's contractual agreements.

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  Know and understand the qualities and capabilities of our products and the products of our competitors. Do not misrepresent those capabilities and qualities.

4.     Confidentiality

        Almost everyone who works on the Company's behalf has access to the Company's confidential, and extremely valuable, information. This includes information regarding the Company's trade secrets, its products, its intellectual property, its customers, its employees, its finances, its business prospects, and its methods of doing business. The Company expects Company Personnel to use this information only in a manner consistent with its interests.

        Trade Secrets.    Trade secrets are any formulas, patterns, devices, or compilations of information used in one's business that give one an opportunity to obtain an advantage over competitors who do not know or use them. Trade secrets can include: (a) intellectual property, including, but not limited to, inventions, ideas, conceptions, patent disclosure forms and/or applications, and potential trademarks; (b) information received from and/or compiled about customers (customer lists, preferences, and related customer information); (c) technical, business, or financial information; (d) pricing, plans, systems, methods, strategies, designs, programs, source codes, software, procedures, books, or records relating to the Company's operations; and (e) all other records relating to the Company's business activities, practices, and procedures.

        You should never disclose confidential information to anyone unless they have a current confidentiality agreement that applies to the information being disclosed, and they have a need to know the information in their work for the Company. Family members, friends, and future employers are among those with whom the Company's trade secrets and confidential information may not be shared. Disclosure of confidential information may also violate Insider Trading laws and policies.

        Furthermore, you should never use the Company's trade secrets or confidential information, except as directed by the Company. The obligation not to disclose or use trade secrets continues after work for the Company has ended, regardless of how it ended. Upon your departure from the Company, whether voluntary or involuntary, you are required to return any trade secret or confidential information in your possession.

        Vendors' and Customers' Trade Secrets.    You should also never disclose or use the confidential information of the Company's vendors and customers. For example, if the Company licenses another company's software, or is given sample software by a customer, Company Personnel may use the software only as permitted by the applicable license. Company Personnel may not give the software, or disclose information regarding the software, to anyone except those who are permitted access to the software by the applicable license agreement. No one may use the software, or information relating to it, except those working for the Company and as directed by the Company.

Guidelines for Behavior

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  Do not discuss the Company's, or its vendors' or customers' trade secrets or confidential information other than with those working for the Company who need to know. Only use the

    Company's, or its vendors' or customers' trade secrets or confidential information as specifically authorized.

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  When discussing Company trade secrets or confidential information with persons who need to know, only disclose as much as is reasonably necessary to accomplish your purpose.

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  Always be careful when discussing Company trade secrets or confidential information where others may overhear, such as in an elevator or over a speakerphone.

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  Always protect Company trade secrets and confidential information from discovery by others. Don't leave printed material lying about and use proper computer security procedures.

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  Upon departure from the Company, return to the Company all trade secret or confidential information in your possession.

5.     Conflicts of Interest

        You must avoid any conflict between your personal interests and the interests of the Company that would influence your objective and independent judgment on behalf of the Company in dealing with suppliers, customers, and all other organizations or individuals. Company Personnel are expected to put the interests of the Company and its stockholders before their personal interests.

        Even the mere appearance or suggestion of impropriety could undermine the Company's reputation as an ethical company. Although it is not practical to list all situations that might result in a conflict of interest, some examples are provided under this heading.

Guidelines for Behavior

  •
  Always exercise fair and independent judgment. When confronted with a potential conflict of interest, ask yourself whether your actions create the appearance of impropriety. If the answer is "yes," or even "maybe," avoid the behavior.

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  Do not accept or give gifts or favors whose value exceeds $200 without approval from the Compliance Office.

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  Do not accept or provide extended or unusual hospitality in any form without approval from the Compliance Office.

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  Avoid being involved with a business that competes with or does business with the Company.

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  Never use the Company's name or resources for any outside activity without the express written permission of the Corporate Communications Department (682-605-1342).

If you are interested in serving as an officer or director of another organization, determine whether permission is required from your manager and the Compliance Office, and if so, obtain it before accepting the position.

(a)   Receiving Gifts and Favors.

        You can only accept gifts, favors, personal discounts or similar arrangements from any person or entity that has or seeks a business relationship with the Company if their aggregate value is a moderate, reasonable and customary amount, generally considered to be $200, and if they meet the following criteria:

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  they are consistent with accepted business practices

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  the frequency from any one person or entity is not excessive or unreasonable

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  they cannot be reasonably construed as payment or consideration for influencing or rewarding a particular decision or action

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  they are not securities, cash, cash equivalents, or a form similar to those

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  they do not violate applicable law

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  their public disclosure would not embarrass the Company

        Offers of any gifts, favors, personal discounts or similar arrangements that would likely violate this policy should be reported to the Compliance Office—even if you refuse the offer.

        The Compliance Office will consider, on a case-by-case basis, whether accepting gifts, favors, personal discounts or similar arrangements with an aggregate value above $200 is permissible under the Company's conflicts of interest policy. Requests should be submitted to the Compliance Office in writing.

        You can never accept a gift of securities (i.e., stocks, options, bonds or other forms of marketable securities) even if the value is less than $200. You cannot accept commissions or profit shares. You cannot accept personal loans or financing arrangements (other than with established banking or financial institutions at prevailing market rates).

        You cannot purchase Initial Public Offering ("IPO") shares (sometimes called "friends and family" shares) in a company that is, or could reasonably be expected to seek to be a supplier, customer, competitor or partner of the Company unless you first receive written permission from the Compliance Office.

        This policy also applies to those with whom you have a family or close personal relationship.

(b)   Giving Gifts and Favors.

        You can only offer or give gifts, favors, personal discounts or similar arrangements at the Company's expense if their aggregate value is a moderate, reasonable and customary amount, generally considered to be $200, and if they meet the following criteria:

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  they are consistent with accepted business practices

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  the frequency of offers or gifts to any one person or entity is not excessive or unreasonable

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  they cannot be reasonably construed as payment for influencing or rewarding a particular decision or action

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  they are not securities, cash, cash equivalents, or a form similar to those

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  they do not violate applicable law

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  their public disclosure would not embarrass the Company

        Offering or providing gifts, favors, personal discounts or similar arrangements to government representatives (US or non-US) is not permitted without the prior written approval of the Compliance Office. See also the discussions under Foreign Corrupt Practices Act and Government Contracting.

        The Compliance Office will consider, on a case-by-case basis, whether offering or giving gifts, favors, personal discounts or similar arrangements with an aggregate value above $200 are permissible under the Company's conflicts of interest policy. Requests should be submitted to the Compliance Office in writing.

(c)   Accepting Meals and Entertainment.

        You may not accept, either directly or indirectly, unusual or extended hospitality in any form, from any person or entity that has or who seeks a business relationship with the Company. This includes, but is not limited to, entertainment at a resort or similar accommodations, or payment of personal or business expenses.

        Company Personnel (i) may accept local entertainment, such as golf outings, theater, dinners, sporting events, etc. as acceptable business courtesies, and (ii) in their roles as authorized representatives of the Company (see below), may accept offers of transportation, food, lodging and entertainment in conjunction with out of town business activities, if they meet the following criteria:

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  they are consistent with accepted business practices

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  their frequency from any one person or entity is not excessive or unreasonable

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  they cannot be reasonably construed as payment or consideration for influencing or rewarding a particular decision or action

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  they do not violate applicable law

  •
  their public disclosure would not embarrass the Company

        The Compliance Office will consider, on a case-by-case basis, whether specific Company Personnel are authorized to accept offers of transportation, food, lodging and entertainment made in conjunction with out of town business activities, and whether accepting other forms of hospitality are permissible under the Company's conflicts of interest policy. Requests should be submitted to the Compliance Office in writing.

        Offers of any gifts, favors, personal discounts or similar arrangements that would likely violate this policy should be reported to the Compliance Office—even if you refuse the offer.

        This policy also applies to those with whom you have a family or close personal relationship.

(d)   Providing Meals and Entertainment.

        You may not offer or provide at the Company's expense or on its behalf, either directly or indirectly, unusual or extended hospitality in any form, to any person or entity. This includes, but is not limited to, entertainment at a resort or similar accommodations, or payment of personal or business expenses.

        Company Personnel (i) may offer and provide local entertainment, such as golf outings, theater, dinners, sporting events, etc. as acceptable business courtesies and (ii) in their roles as authorized representatives of the Company (see below), may offer and provide transportation, food, lodging and entertainment in conjunction with out of town business activities, if they meet the following criteria:

  •
  they are consistent with accepted business practices

  •
  their frequency from any one person or entity is not excessive or unreasonable

  •
  they cannot be reasonably construed as payment or consideration for influencing or rewarding a particular decision or action

  •
  they do not violate applicable law

  •
  their public disclosure would not embarrass the Company

        Offering or providing meals, entertainment and other forms of hospitality to government representatives (US or non-US) is not permitted without the prior written approval of the Compliance Office. See also the discussions under Foreign Corrupt Practices Act and Government Contracting.

        The Compliance Office will consider, on a case-by-case basis, whether specific Company Personnel are authorized to provide offers of transportation, food, lodging and entertainment made in conjunction with out of town business activities, and whether providing other forms of hospitality are permissible under the Company's conflicts of interest policy. Requests should be submitted to the Compliance Office in writing.

(e)   Outside Compensation.

        Other than compensation you receive from the Company, you may not directly or indirectly accept any form of payment for services you perform on behalf of the Company. For example, you may not individually charge or accept fees or other compensation from a third party for services you are required to provide as part of your job at the Company.

(f)    Outside Activities.

        The Company requires you to avoid all outside activities or financial interests that conflict with your responsibilities to the Company and its stockholders or the exercise of your independent and objective judgment on the Company's behalf. Unless specifically authorized in writing by the Corporate Communications Department (682-605-1342), no outside activity may use the Company's name or resources.

(g)   Family and Personal Relationships.

        You must ensure that those with whom you have a family or close personal relationship and who also work for the Company are outside your chain of supervision (both above and below) and absolutely free from your influence in work assignments, appraisals, promotions, contracting, and compensation decisions.

(h)   Business Interests.

        You and your immediate family (spouse, domestic partner, parents, children and their spouses), and those with whom you have close personal relationships may not have business interests in any organization doing business with, or seeking to do business with, the Company, except where such an interest is comprised of securities in widely-held corporations that are quoted and sold on the open market.

        You and your immediate family members cannot have any financial interest, including ownership of securities, in any business that is a significant competitor of the Company or any of its subsidiaries, other than as a result of investment in a mutual fund or other managed stock portfolio in which you and your immediate family have no effective control over individual securities investment decisions.

        You, your immediate family members, and those with whom you have close personal relationships cannot buy, sell or lease, directly or indirectly, through another company, firm or individual, any kind of property, facility, or equipment to or from the Company without the prior written approval of the Compliance Office.

(i)    Moonlighting.

        The Company does not prohibit Company Personnel from maintaining other employment. Nonetheless, all Company Personnel, with the exception of temporary employees, who wish to work for another company must receive written permission from their supervisor. Such activities must not interfere with your work for the Company and the Company must always be considered your primary employer. Further, the other activities must not constitute a conflict of interest with, breach a fiduciary duty to, or be otherwise harmful to, the Company. Examples of conflicts of interest include working for a competitor or for a company doing business with, or seeking to do business with, the Company.

        You and your immediate family and those with whom you have a close personal relationship cannot be employed by, or act as an agent or broker for, organizations doing, or seeking to do, business with the Company, except if they are not in a position to influence or appear to influence the relationship with the Company.

(j)    Serving as an Officer or Director of Another Organization.

        If you wish to serve as an officer or director of an organization outside of the Company, you must receive prior written permission from your supervisor and the Compliance Office (except as to a charitable/non-profit organization, in most cases—see below).

        Activities on behalf of organizations outside the Company must not interfere with your work for the Company and must not constitute a conflict of interest with, breach a fiduciary duty to, or be otherwise harmful to, the Company.

        The Company will not indemnify, or provide liability insurance coverage for, Company Personnel serving as directors or officers of any organization outside the Company, except when service as is at the Company's written request and for its benefit, as provided in the Company's bylaws.

        In most cases, Company Personnel do not require permission to serve as an officer or director of a charitable/non-profit organization. Examples of charitable/non-profit organizations for which permission generally will not be required are:

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  Educational and extracurricular support groups (such as PTA, booster clubs, alumni associations, educational and scholarship foundations)

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  Religious organizations (such as churches, synagogues, mosques and their governing bodies)

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  Homeowners associations (formed to govern, maintain, or preserve residential neighborhoods)

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  Professional associations (composed of individuals working within their professions for networking and career development purposes)

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  Charitable, support or special interest organizations and clubs not related to the Company's business in any way (such as health research or support groups, lifestyle support groups, clubs related to sports, hobbies or cultural events)

        Permission is required if the charitable/non-profit organization is in some way a competitor, vendor, supplier or customer of the Company's, or if there is some reason that the organization may appear to have a conflict of interest with the Company.

6.     Protecting Corporate Assets

        You must safeguard the Company's assets and our customers' assets for which we are responsible. Use and maintain such assets with care and respect, while guarding against waste and abuse. Examples of assets to be safeguarded include cash, supplies, software, equipment, furnishings and Company records.

        The use of Company time, materials, assets, or facilities (except de minimis use) for purposes not directly related to Company business, or the removal or borrowing of Company property without permission from your supervisor is prohibited.

        The Company's confidential information, which may include information about its trade secrets, products, intellectual property, customers, employees, finances, business prospects and methods of doing business, is also an example of an asset that must be safeguarded. Please review the Company's

Confidentiality policy for specific details on how you should safeguard Company confidential information.

Guidelines for Behavior

  •
  Maintain Company assets with care.

  •
  Do not waste or abuse Company assets.

  •
  Do not use Company assets for non-Company purposes (unless de minimis).

  •
  Do not remove or borrow Company assets without permission.

  •
  Protect Company confidential information.

7.     No Corporate Loans

        The Company will not provide or guarantee loans to any Company directors or executive officers that would be prohibited by federal law.

Guidelines for Behavior

  •
  Do not make loans or extend credit to any Company director or executive without approval from the Compliance Officer.

8.     Corporate Opportunities

        You and your immediate family members may not directly or indirectly engage in any transaction for personal or financial gain using information obtained because of your being Company Personnel.

Guidelines for Behavior

  •
  Do not use for personal or financial gain any information obtained through your employment with the Company.

9.     Copyrighted Software and Materials

        Federal copyright laws provide that the owner of copyrighted software has the exclusive right to reproduce the software, prepare derivative works based upon the software, and distribute copies of the software to the public. It is a violation of copyright law to make, or authorize the making of, another copy or adaptation of any third party software, except that one copy may be made for back-up or archival purposes.

        Software.    In conducting its business, the Company acquires numerous third party software products. We generally do not own these products, but have obtained a license permitting the limited right to use them. Unless the Company has been specifically authorized by the owner of the software and the authorization is stated in the relevant license, we do not have the right to reproduce the software in any manner. A simple rule: Unless the owner has specifically agreed otherwise, a separate software license is required for each computer. This rule is violated when software is taken home and loaded onto personal computers or when software is copied for co-workers, even if used at work, unless the license specifically authorizes such copying.

        Other Materials.    The copyright laws protect many other forms of written and digital materials (such as books, photographs and music), and give the copyright owner the exclusive right to copy, distribute, modify, or display the work. The copyright laws apply to images, graphics, audio recordings, and other information that might appear on the Internet or be downloaded in digital form. Company Personnel may not use Company resources to copy, download or share copyrighted materials, whether for personal or business use, unless they are appropriately licensed and then only as specifically authorized by the Company.

        Violation of copyright laws can be very costly. Legal actions for copyright infringement can result in awards of actual and punitive damages and attorney fees. Those who, in any way, wrongfully acquire or copy third party software or other materials will be subject to discipline, up to and including termination. People who violate copyright laws can also be subject to civil penalties of up to $215,000. In certain cases, criminal sanctions and up to five (5) years imprisonment may be ordered.

Guidelines for Behavior

  •
  Never copy software you use at the office, or load it onto your home computer, without license and Company permission.

  •
  Never photocopy copyrighted written materials without license and Company permission.

  •
  Never download or share digital images or other digital files without license and Company permission.

10.   Environmental Laws

        The Company is committed to protecting the environment and communities in which it operates. The Company complies with all environmental laws and regulations. All Company Personnel should take responsibility for recognizing environmental issues and seeking advice regarding compliance where necessary.

        Various laws and regulations govern a wide array of environmentally sensitive issues worldwide. These include treatment, storage, disposal, and transportation of hazardous materials and wastes; emission of air and water pollution; and documentation of environmental impacts of our operations.

        Environmental requirements, like safety requirements, vary with the situation and can be complicated. You are, however, responsible for recognizing potential environmental issues and seeking advice on the specific requirements that may apply from your manager or the Compliance Office. Such issues are particularly likely to arise in connection with leasing or purchasing facilities, manufacturing or packaging of products, or disposing of waste materials, including equipment.

Guidelines for Behavior

  •
  Stay aware of your working environment, especially when you are involved in leasing or purchasing facilities, manufacturing or packaging of products, or disposing of waste materials, including equipment.

  •
  If you believe that an environmental hazard exists or that environmental guidelines are not being followed, you should immediately report the situation to your manager and to the Compliance Office.

11.   Government Contracting

        As a contractor to the United States government, the Company must comply with a number of special federal statutes and regulations. A brief description of some of them follow. Note that violations of many federal laws relating to government contracting carry criminal penalties.

        Improper Payments.    Federal law and the Company's policy prohibit giving, promising, offering, or paying, directly or indirectly, bribes, gifts, kickbacks, gratuities, entertainment, or other things of value to government employees and contractors.

        Accurate Reporting.    When reporting data of any kind to the government or prime contractors in connection with government contract or subcontract proposals, pricing, or subcontract modifications, the Company's representatives may not: (1) submit data that is in any way inaccurate, incomplete, or misleading; or (2) falsify, alter, or distort information to be submitted to the government. This includes time sheets or other time records, cost reports, expense reports, pricing proposals, certifications relating to cost or pricing data, or requests for payment of government-related funds. Falsification includes changing a document after it has been signed or otherwise completed, unless the responsible counterpart has agreed to the changes and the changes are properly noted on the document.

        Security.    Access to classified national security information is restricted to those with proper government clearance and a "need to know." Company Personnel and all those working on its behalf are expected to strictly obey all security laws and rules.

        Government "Source Selection" Information.    Company Personnel and all those working on its behalf may not solicit or receive U.S. government "source selection" information other than with proper authorization and through official channels. U.S. government source selection information includes, but is not limited to, listings of offers and prices, identification of bidders prior to bid openings, technical evaluation plans, technical evaluations of competing proposals, competitive range determinations, and evaluations and recommendations.

        Employment of Former Government Employees.    Federal law establishes a number of post-employment restrictions on former government employees. The Company may not discuss employment possibilities with any current U.S. government employee until he or she has filed a disqualification statement notifying his or her government supervisor of the proposed discussion. The government employee must provide a copy of the statement to the Company.

Guidelines for Behavior

  •
  Never promise, offer, or pay, directly or indirectly, a bribe, gift, kickback, gratuity, entertainment, thing of value, or other improper payment to a government employee or contractor. If you think a government employee or contractor might have solicited a bribe, gift, kickback, gratuity, entertainment, thing of value, or other improper payment, notify the Compliance Office immediately.

  •
  Always submit data and other information to the government that is complete and accurate.

  •
  Obey all national security laws and rules when dealing with classified information.

  •
  During any federal contract procurement process, do not seek or accept, directly or indirectly, any "source selection information."

  •
  Do not discuss employment opportunities with government employees without consulting the Compliance Office and obtaining a copy of the government employee's disqualification statement.

12.   Improper Influence on Conduct of Audits

        External Auditors.    You must not take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of an audit of the financial statements of the Company.

        Internal Auditors.    You must also not take any action to fraudulently influence, coerce, manipulate, or mislead any member of the Company's internal audit department engaged in the performance of an internal audit or investigation.

        Cooperation in Audits.    You must cooperate in any audit or investigation being conducted by the Company's internal or external auditors.

Guidelines for Behavior

  •
  Do not take any action to fraudulently influence, manipulate or mislead any external or internal auditor.

  •
  Cooperate with the Company's auditors.

13.   Insider Trading

        Various laws and regulations prohibit trading securities based on inside information or helping others trade securities based on such information. Other laws, as well as Company policies, strictly limit when and under what circumstances you may trade securities. To avoid unintentionally violating securities laws, before you or you're a member of your family buys or sells stock or other securities of the Company or any other company, the following information should be reviewed.

        General Rules.    "Insider trading" means buying or selling securities (such as stocks, bonds, options, and derivatives) using "material information" that is not generally available to the public. Insider trading laws apply to Company Personnel and to individuals outside the Company. They apply to the Company's own securities, and to securities of other companies.

        "Material information" can include any information likely to result in a change in the price of any company's securities. In other words, it includes any information that would be considered important by investors in deciding whether to buy, sell, or hold securities. It does not matter whether the inside information is positive or negative. Examples of "material inside information" could include undisclosed information on major corporate events such as upcoming quarterly earning reports, unannounced new product lines, changes in business strategies, proposed new customer relationships that would materially affect revenues, and mergers or acquisitions.

        Material information should not be considered publicly disclosed until it is widely available to the general public and the general public has had a reasonable opportunity to digest it.

        Company Personnel owe a special duty of good faith and fairness to the Company and its shareholders. That special duty means that you may not profit by trading on non-public information learned in the course of employment. If you possess material, non-public information concerning the Company, its customers, vendors or suppliers, then you should not trade securities of those companies until that information becomes publicly disclosed. Similarly, your spouse, minor children, or any adults (including adult children) living in your household may not buy or sell those companies' securities either.

        Tipping.    Your fiduciary duty to the Company also means that you must keep confidential information you learn in the course of your employment. Any disclosure of inside information violates Company rules—unless the disclosure is to a co-worker who needs the information to perform his or her job. The federal securities laws also prohibit individuals from passing along material non-public information to others, advising them to trade or not to trade, or expressing an opinion about a security's value based on material non-public information. This is prohibited regardless of whether the individual passing along the information personally profits from the resulting trade. Someone who discloses information in these instances is called a "tipper." The person using the information to trade is called a "tippee." Note that anyone can be a tippee—a spouse, relative, friend, newspaper reporter, financial analyst, or stockbroker—if he or she is given material inside information and trades the securities. Both tippers and tippees can be subject to civil and criminal penalties.

        Employee Stock Purchase Plan.    The purchase of shares under the Company's Employee Stock Purchase Plan is generally exempt from insider trading restrictions. The sales of the shares you purchase, however, are potentially subject to the insider trading laws.

        Increased Enforcement of Insider Trading Laws.    The Securities Exchange Commission often prosecutes small insider trading cases involving relatively small dollar amounts. The SEC uses its computers to watch for unusual trading activity. It can match, by computer, records of individual trades in a corporation's stock against the corporation's employee list. The Company fully cooperates with the SEC and other government authorities in all investigations into potentially illegal trading activities.

        Insider Trading Carries Severe Civil and Criminal Penalties.    The government can require insider traders to give up all profits and pay a civil penalty of up to three times those profits. Insider traders also face criminal penalties of up to ten years in prison and $1 million in fines. The government has also prosecuted insider traders for mail and wire fraud. Insider traders may also be sued by individual securities holders to recover their losses. Finally, insider trading by someone working on behalf of The Company may result in the loss of employment.

Guidelines for Behavior

  •
  Don't disclose confidential information.

  •
  Always be careful when discussing confidential information where others may overhear, such as in an elevator or over a speakerphone.

  •
  Always protect confidential information from discovery by others. Don't leave printed material lying about and use proper computer security procedures.

  •
  Remember, until material non-public information has been publicly released by the Company and the public has had a reasonable time to digest the information, you may not disclose it to anyone—not your spouse, family, friends or co-workers—except those persons in the Company whose positions require use of the information.

  •
  Neither you nor members of your family should buy or sell stock or securities when you have material non-public information about the relevant company, until that information has been disclosed to the public and the public has had sufficient time to absorb the information. Waiting until the expiration of two full business days after public disclosure is a good rule of thumb.

  •
  You should not buy or sell securities of another company if the value of the securities is likely to be affected by an action of the Company and that action has not been publicly disclosed. For example, you should not buy stock of a supplier after learning that the Company intends to make a major purchase from that supplier. As another example, you should not buy the stock of another entity after learning that the Company may be considering an acquisition or other business combination with that entity.

14.   International Business

        The Company is based in the United States, but its commitment to the highest ethical and legal standards extends to its business dealings worldwide. Many U.S. laws apply to the Company's non-U.S. subsidiaries and business activities, as well as to those in the U.S. There are several laws that focus on international business activities that warrant particular emphasis. You should be aware of the following areas of concern:

  •
  Participation in or cooperation with a foreign boycott;

  •
  Direct or indirect payments or gifts to foreign government officials or anyone affiliated with a foreign government or a commercial enterprise owned by a foreign government (such as an airline);

  •
  Evasion of foreign currency exchange or tax provisions;

  •
  Violation of U.S. economic sanctions against foreign countries; and

  •
  Exports, including sales and demonstrations to foreign nationals, foreign companies or their U.S. based subsidiaries.

(a)   Antiboycott Laws

        Antiboycott laws prohibit U.S. companies and their foreign affiliates and subsidiaries from complying or cooperating with boycotts imposed by foreign countries that are not supported by the U.S. government, primarily certain countries' boycott of Israel. Antiboycott laws also require the Company to report to the U.S. government any activities with boycotting countries and all requests that are boycott-related.

        The term "boycott-related request" is very broadly construed, and includes contract clauses agreeing to a boycott as well as requests to supply information, to take action, or to refrain from action. Several examples of boycott-related requests are: inquiries regarding the national origin, nationality, or religious affiliation of the Company's customers or personnel; inquiries regarding where the Company or its customers do business; and contract clauses confirming that no goods or services used in a project will originate from the boycotted country.

Guidelines for Behavior

  •
  Never take any action, or fail to take action, that could arguably support or further any boycott imposed by a foreign country.

  •
  Promptly report all requests to participate in a boycott to the Compliance Office (682-605-3998) or the anonymous hotline (1-877-219-3180).

(b)   The Foreign Corrupt Practices Act

        General Rules.    The Foreign Corrupt Practices Act ("FCPA") makes it a criminal offense for any representative of a U.S. business to offer or pay anything of value to any foreign government official to induce him or her to misuse his or her official position to benefit the U.S. business. The prohibition extends not only to foreign government officials, but also to foreign political parties and their party officials, and candidates for political office. The FCPA prohibits payments made to third parties (such as agents) if the U.S. company making the payment knows the payment will be used by the third party to bribe a foreign official.

        A U.S. company does not have to actually pay anything to a foreign official to violate the FCPA. The FCPA expressly prohibits any offer or promise to give anything of value.

        FCPA Record Keeping Requirements.    The FCPA also requires companies to make and keep books and records that accurately detail and fairly reflect transactions and dispositions of assets both abroad and in the U.S. This is to prevent U.S. companies from: (1) failing to record improper transactions (for example, keeping a payment to a foreign government official "off the books" entirely); (2) falsifying records to conceal improper transactions that are properly recorded (such as creating false documentation to make an illegal payment to a foreign government official appear to be legal); and (3) accurately recording the existence of a payment to a foreign government official but failing to reveal the improper purpose of the payment.

        FCPA Penalties.    A U.S. company violating the FCPA can be criminally fined up to $2 million annually. Officers, directors, employees, and agents of a U.S. company can be criminally fined up to $250,000 or imprisoned for up to five years. Also, substantial civil penalties can be assessed against a U.S. company and the responsible individuals. A U.S. company is prohibited from indemnifying its employees against fines under the Act. This means that if fines are assessed against an individual employee, his or her employer is forbidden from paying them for the employee.

Guidelines for Behavior

  •
  Do not give, promise to give, or offer money or anything of value to any official, political party, party official, or candidate for political office in any foreign country to obtain, retain, or direct business to the Company.

  •
  Do not give, promise to give, or offer money or anything of value to any person while knowing or suspecting it will be offered to any official, political party, party official, or candidate for political office in any foreign country to obtain, retain, or direct business to the Company. Note that "knowing" includes consciously avoiding the truth.

  •
  Stay aware that the above rules may apply to dealings with commercial enterprises, such as airlines, that are owned or controlled by foreign governments.

  •
  Prepare all Company business documents promptly, completely, honestly, and accurately.

  •
  Record all Company transactions promptly, completely, honestly, and accurately. Keep records that completely and accurately reflect the Company's financial affairs.

  •
  Do not allocate costs to contracts contrary to applicable contract provision, laws, regulations, or generally accepted accounting principles.

  •
  Discuss all proposed transactions with foreign officials or agents with the Compliance Office (682-605-3998) or call the anonymous hotline (1-877-219-3180).

  •
  Promptly report any solicitation of improper payments or benefits to the Compliance Office or through the hotline.

  •
  Promptly report any evidence of improper payments by foreign or domestic competitors of the Company to the Compliance Office or through the hotline.

(c)   Foreign Exchange Controls

        Certain countries have laws limiting their citizens' right to hold foreign currency. Residents of those countries who receive foreign currency—such as United States dollars—outside their homeland are required to exchange that currency for their national currency within a specific period of time. In order to avoid participating in a violation of these laws, payments to foreign nationals and foreign companies must be made solely to and in the name of the contracting party, addressed to that party's principal place of business, within that party's country of domicile.

        The Company's representatives may not enter into any transaction that evades currency, tax, or other laws of a foreign country.

Guidelines for Behavior

  •
  Always make payments to foreign nationals and foreign companies only to and in the name of the contracting party, addressed to the party's principal place of business within the party's country of domicile.

(d)   U.S. Economic Sanctions

        For foreign policy reasons, the United States maintains economic sanctions against various foreign countries and entities. Like the export control laws, the economic sanctions laws carry both civil and criminal penalties for violations, and the Company and all of its subsidiaries must strictly honor these laws.

        Currently, comprehensive embargoes are maintained against Cuba, Iran, Iraq and Sudan. These comprehensive sanctions prohibit almost all transactions with the governments of these countries, their state-owned companies, their private companies, their citizens, and their agents—wherever they are located. Transactions are also prohibited with terrorist, drug dealing, and other organizations and individuals that are so designated by the U.S. government.

        In order to determine whether companies or individuals are affiliated with the sanctioned countries or entities, or are themselves the subject of sanctions, the U.S. Treasury Department maintains a list of "Specially Designated Nationals" and "Blocked Persons." In order for the Company to proceed with any transaction with a foreign national or foreign entity, it must determine whether the foreign national or foreign entity is included on this list.

        Before proceeding with any transaction with a foreign national or foreign entity, wherever located, please contact the Company Export Office (682-605-1247 or 682-605-1255) or the Compliance Office (682-605-3998). This applies even if the only Company involvement is through a foreign subsidiary of the Company; certain U.S. economic sanctions laws also apply to the actions of foreign subsidiaries of U.S. companies.

        For more information on doing business with any non US citizen or business, Company Personnel should refer to the Export Office page on the Company's internal website.

Guidelines for Behavior

  •
  Do not do business—directly or indirectly—with the governments, state-owned entities, companies, citizens, or agents of Cuba, Iran, Iraq or Sudan—wherever located. Always notify the Company Export Office (682-605-1247 or 682-605-1255), the Compliance Office (682-605-3998), or the anonymous hotline (1-877-219-3180) whenever you know or suspect that the governments, state-owned entities, companies, citizens, or agents of these countries are attempting to do business with the Company.

  •
  Discuss all proposed transactions with foreign nationals—whether within or outside the United States—or with foreign entities (including the Company's subsidiaries and affiliates) with the Company Export Office, the Compliance Office, or the hotline.

(e)   U.S. Export Controls

        For national security reasons, the United States controls the export and re-export of a range of materials, equipment, goods, software, and technology. Controlled items can only be exported or re-exported if the Company has first obtained an export license or if the Company has determined that the item falls under certain license exceptions. Whether a license will be approved, and whether a license exception applies, depends on a combination of factors, including the item to be exported, the country of destination, who will be using the product, and for what purpose.

        Both civil and criminal penalties can apply to the Company and Company Personnel if controlled items are illegally exported. The Company therefore must strictly honor the U.S. export control laws.

        Important Terms.    Under U.S. export control laws, certain words have very specific meanings that are not always exactly the same as their meanings in everyday language. Although these laws are complex, the following are key terms to know and understand:

        Export.    If the controlled items in question are materials, equipment, or goods, "export" means any actual shipment or transmission to a destination outside the United States. However, if the controlled items are technology or software (other than encryption software), the term "export" includes some less obvious actions: (a) any "release" of technology or software in a foreign country and (b) any "release" of technology or source code to a foreign national within the United States (regardless of whether the foreign national intends to "re-export" or take the technical data or technology out of the U.S.) or to a party that will in turn export the item. "Re-export" means any such transfer between foreign countries or any such release to a foreign national in a foreign country.

        For encryption software (see below), "export" can also mean any shipment, transfer, or transmission by any means of either source code or object code outside the United States, or even within the United States to an embassy or an affiliate of a foreign country. This includes transporting a laptop computer that contains encryption software.

        Release.    Technology or software can be "released" for export through visual inspection by foreign nationals of U.S.-origin equipment and facilities or oral exchanges or other use of information wherever they occur. Release of technology or software to a foreign national in the United States is considered an export to the country of origin of the foreign national. For example, a software demonstration for a foreign national at a Company facility (whether inside or outside the U.S.) is considered an export—even if the foreign national is an employee of the Company.

        Foreign national. A "foreign national" is a person who is neither (a) a U.S. citizen nor (b) a lawful U.S. permanent resident (i.e., a "green card" holder).

        Technology.    "Technology" means specific information necessary for the development, production, or use of a product. It can take either of two forms: "technical data" or "technical assistance." Examples of "technical data" include: blueprints, plans, diagrams, models, formulas, tables, engineering designs and specifications, manuals, and instructions written or recorded on other media or devices (such as disks, tapes, and CD-ROMs). Examples of "technical assistance" include: instruction, skills training, working knowledge, and consulting services.

        Source code.    "Source code" (also called "source language") consists of computer instructions written in a programming language. Source code is frequently recorded as software, although it can also exist in a technical data format as "hard copy" text.

        Object code.    "Object code" (also called "object language") results from converting source code to a binary code (a sequence of 0's and 1's), which can then be run on a computer to execute the program's instructions.

        Export Licenses.    Any time the Company exports or re-exports a controlled item, it must obtain an export license from the U.S. Department of Commerce, unless the Company determines the item falls under certain license exceptions. Managers are responsible for supplying the Company's Export Office with the necessary background information for export licenses. Please note that it can often take several months to obtain export licenses, so plan accordingly.

        Denied Persons.    The U.S. Commerce Department maintains a list of Denied Persons, whose export privileges have been suspended in full or in part because of violations of the U.S. export control laws. If an export license is not generally required for a certain country, or if the buyer or recipient is located in the United States, please do not assume the transaction will not violate the U.S. export control laws. Any time there is reason to know an export or re-export will occur, the Company Export Office (682-605-1247 or 682-605-1255) must be notified so the Company can verify that no Denied Person is involved in the transaction.

        Encryption Software.    Cryptography refers to any process of scrambling data to hide its content. "Encryption" is the use of cryptography to protect computer networks and electronic communications, and "encryption software" uses cryptographic methods to provide encryption services. Although encryption provides needed security for on-line commerce and communication, it can also be used to protect terrorist plans and foreign military communications. To balance the pluses and minuses of encryption, the United States restricts the export of the strongest forms of encryption software. Currently, a license exception is available, after a one-time review by the U.S. Commerce Department, for mass-market encryption software with a key space no longer than 56 bits. All other encryption software requires export licensing.

        Foreign Nationals.    Until the Company obtains an export license or determines that an exception applies or that an item is not controlled, the Company will not permit any release of technology or source code to any foreign national—including Company Personnel, independent contractors, and visitors. We must restrict foreign nationals' who work for the Company to the job descriptions that were approved by the U.S. government when licensing their access to controlled technology and software.

        Foreign nationals may not access any advanced technology or software made available under a U.S. government contract. Managers should review these limitations with the foreign nationals they supervise and ensure that they also understand they are subject to U.S. export control laws and the Company's policies, including restrictions on using the Company's proprietary and confidential information and rules governing facility security.

        For more information on doing business with any non US citizen or business, Company Personnel should refer to the Export Office page on the Company internal website. Before providing access to or transferring any technology or software to a foreign national, whether within or outside the United States, or to a foreign entity (including Company subsidiaries and affiliates), please contact the Company Export Office (682-605-1247 or 682-605-1255), the Compliance Office (682-605-3998), or the anonymous hotline (1-877-219-3180).

Guidelines for Behavior

  •
  Discuss all proposed transactions with foreign nationals—whether within or outside the United States—or with foreign entities (including the Company's subsidiaries and affiliates) with the Company Export Office, the Compliance Office, or the anonymous hotline.

15.   Non-Solicitation of Company Personnel

        The Company values its personnel and the knowledge they have gained while working at the Company. Company Personnel agree that during their employment and for a period of two years from the date employment ends, they will refrain from recruiting, soliciting, hiring or employing (or assisting any third party in recruiting, soliciting, hiring or employing), for any services whatsoever, any other Company Personnel, without the express written consent of an Attorney of the Company.

Guidelines for Behavior

  •
  During your employment with the Company and for two years after your employment, do not directly or indirectly, solicit Company Personnel to leave the Company or assist any third party in soliciting Company Personnel.

16.   Pension Fund Blackout Periods

        At this time, the Company's securities are not available under the Company's 401(k) plan. If they ever do become available under the 401(k) plan, the Company will: (A) comply with the federal law requiring thirty (30) days advance notice of blackout periods during which employees are prohibited from trading company securities through these benefit plans; and (B) comply with federal law that prohibits the Company's officers and directors during any blackout period of three or more consecutive business days impacting fifty (50) percent or more of plan participants, from purchasing, selling or otherwise acquiring or transferring any Company shares that were acquired in connection with the officer's or directors service or employment as a director or officer.

17.   Public Statements

        Statements to those outside the Company—whether relating to the Company or its products and services—raise important issues. Interviews with the news media, publications of sales and advertising materials and statements made to the public or to securities market professionals should all follow guidelines approved by the Company. The potential risks from inaccurate statements include claims of false advertising, misrepresentation, breach of contract, securities fraud, and antitrust violations.

Communications containing material information

        The Company is committed to providing the public with timely, thorough and accurate information about our Company in the reports we file with the Securities Exchange Commission and in other public communications made by the Company. For this reason, and due to the various securities laws that regulate the disclosure of material information about the Company (material information is any news that would reasonably be expected to affect the value of the Company's securities or influence investor decisions), the Company maintains a separate comprehensive Public Communications Policy with which Company Personnel should become familiar.

        The Public Communications Policy applies to any communication that is made by the Company to the public, securities market professionals (such as securities analysts, broker-dealers, investment advisors, investment companies, etc.) or investors that contains material information. As examples, the policy covers interviews with reporters, speeches, articles, written statements, marketing materials, customer letters, information posted on the Company's internal and external web sites, email messages, messages posted to Internet chat rooms, newsgroups and bulletin boards, conversations with individual shareholders or investors groups, and presentations to securities analysts and institutional investors (including conference calls).

        Pursuant to the policy, communications containing material information about the Company may only be made by Designated Company Spokespersons. Designated Company Spokespersons are limited to (a) corporate officers of Sabre Holdings Corporation who are elected by the Board of Directors of Sabre Holdings Corporation, (b) certain officers of Sabre Inc. and its subsidiaries and (c) designated employees in Investor Relations and Corporate Communications. Investor Relations and Corporate Communications will maintain a list of Designated Company Spokespersons, which will be available at their offices.

Communications containing non-material information

        Statements to the News Media.    Non-material statements about the Company and our performance and prospects are also subject to high standards of accuracy, completeness, timeliness, and reliability. Before making any statements to the media, Company Personnel must contact the Company's Corporate Communications Department (682-605-1342).

        Public Speaking Engagements/Publications.    You may be asked to speak at conferences or other gatherings, or to publish books or articles about the Company, its products or your work. Prior to accepting any such invitation, you must obtain the written permission of your supervisor. All books, articles, and web pages must also be reviewed and approved, in writing, by your supervisor, divisional marketing group, and Corporate Communications.

        No one working on the Company's behalf may disclose during speaking engagements or in publications any confidential Company information or information relating to inventions for which patents are being sought by the Company, or materials for which copyrights are being sought by the Company.

Guidelines for Behavior

  •
  Be familiar with the Company's Public Communications Policy.

  •
  Do not communicate any material information about the Company to the public unless you are a Designated Company Spokesperson.

  •
  Never make any statements containing non-material information about the Company to the media, whether oral or in writing, without first checking with the Corporate Communications department (682-605-1342).

  •
  Always do your homework and ensure all public statements you make containing non-material information about the Company are accurate, complete, timely, and reliable.

  •
  Never accept a public speaking engagement without first obtaining written authorization from your supervisor.

  •
  Never publish any articles, books, or web pages that relate to the Company, its products, or your work without first obtaining written authorization from your supervisor and divisional marketing group, and having obtained the review and approval of Corporate Communications.

18.   Political Contributions

        The Company encourages you to become actively involved in political and campaign processes. The Company recognizes that political affiliations and individual financial support of political organizations or candidates are matters of personal choice. It is vital, however, that an individual's political activity not violate applicable political campaign and election laws or create any appearance of impropriety. Political contributions by corporations, whether by direct or indirect use of corporate funds, violate federal law and the laws of most states.

        It is illegal for any expenditure that is in fact a political contribution to be included in any expense statement or in any disbursement or request for disbursement of Company funds. For example, purchasing tickets to a political fund-raising dinner or reception would be considered a political contribution, and accordingly, you may not submit such an expense for reimbursement by the Company.

        United States election laws apply both to cash contributions by the Company and to the use of Company assets and services to benefit a candidate or political party. Because use of Company assets in connection with political activities may violate these laws, you must first obtain the prior written approval of the Compliance Office.

Guidelines for Behavior

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  Never make any political contributions, whether directly or indirectly, using Company funds, property, time, or other resources.

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  Never include any expenditure that could be considered a political contribution in any expense statement or in any disbursement or request for disbursement of Company funds.

19.   Record Retention and Disposal

        You are responsible for retaining all Company records pursuant to the Company's Record Retention and Disposal Policy, which is found on the Company's internal website.

        Pursuant to that policy, application of its terms may be suspended as to specific categories of documents in the event of actual or pending litigation or a government investigation. Under those circumstances, the destruction, alteration or tampering of documents covered by the specified categories, may violate federal criminal laws and subject the individual offender to fines and/or imprisonment.

Guidelines for Behavior

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  Familiarize yourself with the Company's Record Retention and Disposal Policy and adhere to its guidelines.

20.   Workplace Standards

        We should all do our best to make the Company a place where people enjoy their work. As part of that commitment, and to comply with various legal requirements, the Company prohibits:

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  Discrimination based on age, disability, ethnicity, gender, marital status, military service, national origin, race, color, religion, or sexual orientation.

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  Sexual or other harassment that makes anyone feel uncomfortable. This includes conduct by fellow employees, supervisors or anyone doing business with, or seeking to do business with, the Company.

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  Buying, selling, distributing, using, possessing, or being under the influence of, illegal drugs while working for the Company or while on Company premises.

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  Hazardous activities, including possession of weapons on Company premises.

        Workplace Violence.    The Company will not tolerate violence in its workplace. Violence includes not only physical violence, but threats, intimidation, defacing Company property, causing physical damage to Company facilities, or, with the exception of Company security personnel, bringing, or storing weapons of any kind onto Company premises or parking lots, or possessing, storing, or maintaining weapons while conducting Company business anywhere.

        If the Company determines workplace violence has occurred, it will take appropriate corrective action and discipline the offender, up to and including termination and prosecution. If at any time the Company suspects a concealed weapon has been carried, maintained, or stored in violation of this policy, it reserves the right to conduct a reasonable search of the person or personal property that it suspects possesses or contains a concealed weapon.

        Those working on behalf of the Company have no right to privacy in any Company facilities, equipment, supplies or property. The Company reserves the right to search Company-owned property at any time, with or without notice. Violations of this policy, or any person's refusal to consent to a search, may lead to disciplinary action up to and including termination.

Guidelines for Behavior

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  Follow the Golden Rule. Always treat your fellow employees with respect.

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  Never buy, sell, distribute, use, or possess illegal drugs on Company premises. Never come to work while under the influence of drugs.

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  Report violations of the Company's drug policy immediately to the Compliance Office.

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  Communicate. When someone says or does something that makes you feel uncomfortable, politely let that person know how you feel and ask him or her to stop. If the person does not stop, or if you feel uncomfortable approaching that person in the first place, go to your supervisor, your supervisor's supervisor, or to Human Resources.

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  If you witness harassment, discrimination, or any other violation of this policy, report it to your supervisor, your supervisor's supervisor, or to Human Resources.

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  Never threaten or physically harm your co-workers or Company visitors.

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  Never physically damage Company property.

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  Never carry or store any type of weapon on Company premises, including parking lots, or while on Company business.

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  Do not fear retaliation if you report a violation of this policy. The Company does not tolerate retaliation against anyone who in good faith reports a suspected violation of this policy or any other policy contained in its Code of Conduct. Those who engage in retaliation will be subject to disciplinary action up to and including termination.

QuickLinks

  Exhibit 14.1
Business Ethics Policy
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